dunkin' brands

Offer of Employment

June 29, 2012

John L. Clare

Dear Jack,

On behalf of Dunkin' Brands, Inc. ("Dunkin' Brands" or the "Company"), I am pleased to confirm the terms of your offer for a full-time position as Senior Vice President, Chief Information Officer reporting to Neil Moses, The additional terms of this opportunity are outlined below.

This offer of employment is contingent upon your satisfactory completion of:

- A background screening;
- Reference checks regarding your past employment;
- Satisfactory completion of all legal documents, including execution of a non-compete, non-solicitation and confidentiality agreement; and
- Disclosure and documented release from all existing non-competition agreements (Dunkin' Brands reserves the right to verify the status of any such agreements and releases).

<u>Start Date</u>

Your anticipated start date is to be determined.

<u>Cash Compensation</u>

Base Salary

You will be paid $12,500.00 on a bi-weekly basis, less applicable payroll deductions and withholdings, in accordance with Dunkin' Brands' standard payroll practices for salaried employees. This equates to $325,000.00 on an annualized basis. Your base salary will be reviewed annually at the beginning of each calendar year based on market competitiveness and performance and may be adjusted at that time. You will be eligible to be considered for an increase in 2013.

Short-Term Incentive

You will be eligible to participate in the FY-2012 Dunkin' Brands' Short-Term Incentive Plan (STI). Your annual incentive is targeted at 50% of your base salary earnings. Your base salary earnings will not be pro-rated for 2012; in other words, your 2012 STI award will be based on your full annualized salary. The actual percentage of your Award is discretionary and will be based on the terms of the STI Plan as they exist at any given time, which generally take into account Company performance and your individual job performance, including your ability to meet established goals and objectives. Your participation letter, as well as the Plan Document which governs the terms of the Plan, will be provided to you under separate cover

Long-Term Incentives

Restricted Stock Units
Subject to formal approval by the Compensation Committee of the Board of Directors of Dunkin' Brands Group, Inc. ("Dunkin") which is anticipated to occur at the Compensation Committee Meeting scheduled on July 24, 2012, you will receive a grant of 5,823 Restricted Stock Units (RSUs) which will vest in equal installments over 3 years at a rate of 33.33% per year, commencing on the first anniversary of the grant date. This award, which shall be made upon commencement of your employment or July 24, 2012, whichever occurs later, is subject to the terms of the applicable Dunkin' incentive compensation plan, the award agreement evidencing such grant of RSUs and all other agreements referenced in such plan and the award agreement.

Non-Qualified Stock Options
Subject to formal approval by the Compensation Committee, you will be granted an option to purchase 22,500 shares of Dunkin' common stock. This stock option award shall be subject to the terms of the applicable Dunkin' incentive compensation plan, the award agreement evidencing such grant of stock options and all other agreements referenced in such plan and the award agreement.

More details regarding these long-term incentive awards, including the award agreement, will be provided upon confirmation of the awards by the Compensation Committee.

<u>Benefits</u>

Dunkin' Brands offers a competitive employee benefits program. As an employee of the Company, you are eligible for the benefits provided to our employees consistent with the terms of each particular benefit plan. All employee contributions for benefits are paid through biweekly payroll deductions. The Dunkin' Brands Benefits Guide, which provides details on our current benefits programs, is included in this package. The Company reserves the right to modify these benefits at any time, as it deems necessary.
Insurance

Upon election, medical, dental and/or vision coverage will be effective on the first of the month following your start date. You will be also be offered disability coverage and various life insurance programs in accordance with their terms. Enclosed please find details relating to Dunkin' Brands' insurance benefits.

Retirement

Dunkin' Brands offers the opportunity to participate in a retirement savings plan on the first of the month following three months of service. An overview of the 401(k) plan is included in the enclosed Benefits Guide.

Deferred Compensation

You will be eligible to participate in the Dunkin' Brands, Inc. Non-Qualified Deferred Compensation Plan in accordance with its terms. The plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement. Details are attached.

Paid Time Off

Beginning on your start date, you will start accruing four (4) weeks of vacation per year. Dunkin' Brands also offers paid time off for holidays, personal, sick and volunteer time, according to the applicable Company policy.

Relocation

You will be eligible for relocation assistance to the Canton, MA area pursuant to Executive Homeowner Relocation Policy.

Should you voluntarily terminate your employment or if you are terminated for cause within 24 months of your start date, you will be required to repay to Dunkin' Brands any costs or relocation benefits paid to you or on your behalf. During your first year of employment, all costs must be repaid in full; during your second year repayment will be made on a prorated basis. Prior to receiving relocation benefits, you must sign and return the Relocation Repayment Agreement. Please see the attached summary of relocation benefits and policy details.

Severance

In the event of your separation from service by Dunkin' Brands as a result of a termination by the Company other than for "cause", you will be eligible for severance equal to six (6) months of your then-current base compensation. Severance is payable in the same manner and at the same time as Dunkin' Brands' regular payroll, conditioned on the return of a full release of claims by you. "Cause" means fraud; material neglect (other than as a result of illness or disability) of your duties to Dunkin' Brands; conduct that is not in the best interest of, or injurious to, Dunkin Brands; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude. Without our receipt of the full release of claims, you will not be entitled to the aforementioned severance.

Code of Conduct

Before you make your decision regarding this employment opportunity, you should carefully review the enclosed Code of Conduct that you will be required to adhere to once employed by Dunkin' Brands. As set forth in the Conflict of Interest section, you will be expected to devote your full-time and attention to Dunkin' Brands and not be actively involved in any other business.

While you are employed by Dunkin' Brands, the Company will not utilize the services of any business in which you have held an ownership interest. Further, you will have to recuse yourself from any hiring decision involving an employee or former employee of a business in which you have held an ownership interest.

Proof of Right to Work

This offer is subject to your provision of appropriate documentation to confirm your identity and eligibility to work in the United States, as required by federal immigration law. You will be required to provide to Dunkin' Brands such documentary evidence within (3) business days of your date of hire.

Period of Employment

Your employment with Dunkin' Brands will be at will, meaning that this offer of employment does not constitute a contract of employment. If employed in your new position, you may elect to resign at any time and Dunkin' Brands may elect to terminate your employment at any time for any reason, with or without cause or advance notice. This at will employment relationship cannot be changed by any statement, promise, policy or course of conduct, except by a writing signed by you and an appropriate Company officer.

Entire Agreement

This offer of employment contains all of the terms of your employment with Dunkin' Brands and supersedes any prior understandings, promises or agreements, whether oral or written, between you and Dunkin' Brands or anyone acting on its behalf. By signing this offer, you represent and warrant that your employment with Dunkin' Brands will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

We are pleased to offer you this position. To accept the terms above, please sign and date this letter and return it to me no later than July 6, 2012, otherwise this offer shall be considered null and void.

We look forward to your favorable reply.

Sincerely,

for

Ginger Gregory
Senior Vice President, Chief Human Resources Officer

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT

John L. Clare

Date 3 July 2012

cc: Neil Moses
Personnel File